Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

To the Investment Committee of the
Herman Miller, Inc. Profit Sharing and 401(k) Plan
Zeeland, Michigan
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (002-84202) of Herman Miller, Inc. of our report dated May 22, 2020, relating to the financial statements and supplemental schedules of Herman Miller, Inc. Profit Sharing and 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2019.

/s/ BDO USA, LLP

BDO USA, LLP
Grand Rapids, Michigan
May 22, 2020